SIXTH AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULES 30e-3 and 498A

The Guardian Insurance & Annuity Company, Inc. (the “Company”), the Ivy Variable Insurance Portfolios (“Ivy VIP”), and Ivy Distributors, Inc. (“IDI”), entered into a certain participation agreement dated June 1, 2010 (the “Participation Agreement”), as amended. This Amendment (the “Amendment”) to the Participation Agreement is entered into as of December 8, 2020, by and among the Company, on its own behalf and on behalf of each Variable Account as set forth in the Participation Agreement, as may be amended from time to time, Ivy VIP and IDI (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Participation Agreement (defined above).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of the Portfolios as a funding vehicle for the Accounts that issue Contracts to Contract Owners;

WHEREAS, the Accounts are registered as unit investment trusts under the 1940 Act;

WHEREAS, the Company, on behalf of the Variable Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Portfolio shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Portfolio shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the 1933 Act may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios to be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless IDI prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, Ivy VIP, and IDI hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting; Notices.

(a). Fund Documents. IDI is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b). Deadline for Providing, and Currentness of, Fund Documents.

(i). IDI shall provide or make available the Summary Prospectus, Statutory Prospectus, SAI, Shareholder Reports, and the Portfolio Holdings to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts; provided, that timely filing of the Fund Documents with the SEC and availability of the Fund Documents on IDI’s website shall constitute delivery of the Fund Documents to the Company.

(c). Format of Fund Documents. IDI shall provide or make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A); and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d). Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that IDI fulfills its obligations under this Amendment.

(e). Use of Summary Prospectuses.

(i). The Company shall ensure that an Initial Summary Prospectus is in use for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii). IDI shall ensure that a summary prospectus is available for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(iii). Notwithstanding the above, the Company is not required to file an Initial Summary Prospectus, Update Summary Prospectus or Notice Document and has up to May 1, 2022 to be in full compliance with Rule 498A.

2.

Content of Fund Documents. IDI shall be responsible for the content and substance of the Fund Documents that is provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, IDI shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a). Meet the applicable standards of the 1933 Act, the 1934 Act; the 1940 Act; and all rules and regulations under those Acts; and

(b). Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. IDI shall:

(a). At its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled promptly, but in any case within a commercially reasonable time frame after the request from the Company is received by and acknowledged by IDI.

(b). Alternatively, if requested by the Company in lieu thereof, IDI or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne in accordance with paragraph F of Schedule A to the Agreement.

(c). In accordance with paragraph F of Schedule A to the Agreement, IDI shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners.

4.

Portfolio Expense and Performance Data. IDI shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts.

5.	Construction of this Amendment; Participation Agreement.

(a). This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b). To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a).	termination of the Participation Agreement; or

(b).	sixty (60) days prior written notice from any Party to the other Parties.

7.

Indemnification. IDI specifically agrees to indemnify and hold harmless the Company (and its officers, directors, and employees) (“Indemnified Parties”) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) (“Losses”) arising from or in connection with any claim or action of any type whatsoever brought against the Indemnified Parties as a result of any failure by IDI to provide the Fund Documents in accordance with the terms of this Amendment or to fulfill its other duties and responsibilities under this Amendment or for any other breach of this Amendment; provided that IDI shall not indemnify and hold harmless the Indemnified Parties from any Loss caused by any of the Indemnified Parties’ negligence or breach of contract. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	This Amendment shall be governed by and construed in accordance with the governing law of the Participation Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC., on behalf of itself and each Separate Account

By:	/s/ N. Ethirveerasingam
Print Name:	N. Ethirveerasingam
Title:	2nd Vice President

Ivy Variable Insurance Portfolios

By:	/s/ Phil J. Sanders
Print Name:	Phil J. Sanders
Title:	President

Ivy Distributors, Inc.

By:	/s/ Amy J. Scupham
Print Name:	Amy J. Scupham
Title:	President